Exhibit 99.2

Trane Technologies Board of Directors Appoints Gary Forsee as Lead Independent Director; Dick Swift Retires After 26 Years of Board Service

SWORDS, Ireland, June 4, 2021 — Trane Technologies (NYSE: TT), a global climate innovator, today announced that its Board of Directors has appointed Gary Forsee, retired chair and CEO of Sprint Nextel Corporation and former president of the University of Missouri System, as lead independent director, effective immediately.

“As lead independent director, Gary will offer strategic insights, guidance and expertise on governance matters as we create long-term value for all our stakeholders,” said Mike Lamach, chair and CEO, Trane Technologies. “Given his long tenure on the Board, Gary has a strong understanding of our businesses and end markets. In addition to his deep business and financial acumen, he brings unique experience and insights on talent management, technology and innovation and strategic change. I look forward to working with him in this new capacity.”

Forsee joined the Trane Technologies Board of Directors in 2007. He currently serves on the Board’s Compensation Committee, Technology and Innovation Committee and Executive Committee, and since 2008 has chaired the Corporate Governance and Nominating Committee. Forsee will continue to chair this committee, recently rechartered as the Sustainability, Corporate Governance and Nominating Committee, in addition to his role as lead independent director.

Forsee succeeds Dick Swift, retired chairman, president and CEO for Foster Wheeler Ltd. and former chairman of the Financial Accounting Standards Advisory Council. Swift has served as lead independent director since January 2010 and is retiring after 26 years of dedicated service on the company’s Board of Directors.

Swift has served on the Board’s Audit Committee since first joining the Board in 1995, chairing the committee from 1996 – 2015. In addition to his role as lead director, he has most recently served on the Audit Committee, the Finance Committee, the Technology and Innovation Committee and the Executive Committee. Swift also has served on the boards of CVS Health Corporation and Public Service Enterprise Group, and in 2018 was honored as an Outstanding Director by Financial Times-ODX.

“Dick has been a tremendous asset to our Board of Directors and to me, personally,” said Lamach. “He has provided sound counsel to our Board and to company leadership. His leadership of an organization that was instrumental in some of the world’s most significant engineering projects enabled him to contribute to our business growth and operational strategies in a distinct and meaningful way. On behalf of our Board of Directors, I want to sincerely thank Dick for his expertise, guidance, and substantial contributions over time to our company’s differentiated and long-term value to stakeholders.”

Separately, Trane Technologies today announced that Dave Regnery has been appointed chief executive officer, succeeding Mike Lamach, who was named executive chair of the Board of Directors until his retirement sometime in the first half of 2022. These changes are effective July 1.

About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane and Thermo King, and our environmentally responsible portfolio of products and services, we bring efficient and sustainable climate solutions to buildings, homes, and transportation. Learn more at tranetechologies.com.